FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
August 4, 2011	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FOURTH QUARTER RESULTS,
FIFTH CONSECUTIVE RECORD ANNUAL EARNINGS PER SHARE;
ANNOUNCES DIVIDEND OF $0.12 PER SHARE
AND PLANNED OPENING OF FULL-SERVICE BRANCH IN SPRINGFIELD, MO

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary results of net income available to common shareholders for the fourth quarter of fiscal 2011 of $2.5 million, an increase of $1.4 million, or 132.7%, as compared to $1.1 million in net income available to common shareholders earned during the same period of the prior fiscal year.  Preliminary fourth quarter net income available to common shareholders was $1.15 per diluted common share, an increase of 125.5%, as compared to $.51 per diluted common share during the same period of the prior fiscal year.  For the fiscal year ended June 30, 2011, the Company announced preliminary results of net income available to common shareholders of $11.0 million, an increase of $6.8 million, or 166.3%, as compared to $4.1 million in net income available to common shareholders earned during the prior fiscal year.  Preliminary net income available to common shareholders for the fiscal year ended June 30, 2011, was $5.09 per diluted common share, an increase of 161.0%, as compared to $1.95 per diluted common share during the prior fiscal year.

Before an effective dividend on preferred shares of $128,000, preliminary net income for the fourth quarter of fiscal 2011 was $2.6 million, an increase of $1.4 million, or 118.6%, as compared to the same period of the prior fiscal year.  For the fiscal year ended June 30, 2011, before an effective dividend of $512,000 on preferred shares, the Company reported preliminary net income of $11.5 million, an increase of $6.8 million, or 148.0%, as compared to the same period of the prior fiscal year.

On December 17, 2010, the Company’s banking subsidiary, Southern Bank, entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC), pursuant to which Southern Bank acquired certain assets and assumed certain liabilities of First Southern Bank, Batesville, Arkansas (the “Acquisition”).  As a result of the Acquisition, the Company recorded a bargain purchase gain of $7.0 million ($4.4 million net of tax), partially offset by transaction expenses of $437,000 ($273,000 net of tax).  Exclusive of the bargain purchase gain and transaction expenses related to the Acquisition, the Company estimates that it would have reported net income available to common shareholders for the fiscal year ended June 30, 2011, of $6.9 million, or $3.19 per diluted common share.  Before dividends on preferred shares, net income for the fiscal year ended June 30, 2011, would have been approximately $7.4 million, exclusive of the bargain purchase gain and transaction expenses related to the Acquisition.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on July 19, 2011, declared its 69th consecutive quarterly dividend since the inception of the Company.  The $.12 cash dividend will be paid on August 31, 2011, to shareholders of record at the close of business on August 15, 2011.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Opening of a Full-Service Branch in Springfield, Mo.:

The Company is also pleased to announce that it plans to open a full-service branch in Springfield, Missouri, in mid-August 2011, in place of its existing loan production office which opened September 1, 2010. At June 30, 2011, loans originated in the Springfield loan production office totaled $23.4 million.  Springfield, with a population of approximately 160,000, anchors the surrounding Metropolitan Statistical Area (MSA), which boasted a population of nearly 440,000 at the 2010 census.  The area has experienced consistent economic growth, and major employers include healthcare providers; educational institutions; federal, local, and state government; retailers; and transportation and distribution firms.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2011, with total assets increasing $134.2 million, or 24.3%, to $686.3 million at June 30, 2011, as compared to $552.1 million at June 30, 2010.  This growth was primarily due to the Acquisition.

Loans, net of the allowance for loan losses, increased $137.9 million, or 32.9%, to $556.6 million at June 30, 2011, as compared to $418.7 million at June 30, 2010.  At June 30, 2011, loans resulting from the acquired branches totaled approximately $86.3 million.  In total, loan growth consisted primarily of commercial real estate, residential real estate, and commercial and industrial loans.

Non-performing loans were 0.09% of total loans at June 30, 2011, as compared to 0.08% at June 30, 2010; non-performing assets were 0.31% of total assets at June 30, 2011, compared to 0.37% at June 30, 2010. Our allowance for loan losses at June 30, 2011, totaled $6.4 million, representing 1.14% of total loans and 1,338% of non-performing loans, as compared to $4.5 million, or 1.07% of total loans, and 1,358% of non-performing loans, at June 30, 2010.  In addition to our allowance for loan losses, the Company also carried a $3.7 million fair value discount at June 30, 2011, related to $10.9 million face value of impaired loans acquired.

Available-for-sale investments decreased $3.6 million, or 5.4%, to $63.3 million at June 30, 2011, as compared to $67.0 million at June 30, 2010, as principal repayments in mortgage-backed securities were partially offset by purchases of obligations of states and political subdivisions.

Total liabilities increased $124.1 million to $630.6 million at June 30, 2011, an increase of 24.5% as compared to $506.4 million at June 30, 2010.  This growth was primarily due to the Acquisition; at June 30, 2011, deposits resulting from the acquired branches totaled approximately $75.9 million.

Deposits increased $137.3 million, or 32.5%, to $560.2 million at June 30, 2011, as compared to $422.9 million at June 30, 2010.  Deposit growth was comprised primarily of transaction accounts and certificates of deposit.  The average loan-to-deposit ratio for the fourth quarter of fiscal 2011 was 98.7%, as compared to 97.5% for the same period of the prior year.

FHLB advances were $33.5 million at June 30, 2011, as compared to $43.5 million at June 30, 2010. At both dates, FHLB borrowings included no short-term borrowings.  Securities sold under agreements to repurchase totaled $25.2 million at June 30, 2011, as compared to $30.4 million at June 30, 2010.  The full balance of these repurchase agreements was with local small business and government counterparties.

The Company’s stockholders’ equity increased $10.1 million, or 22.1%, to $55.7 million at June 30, 2011, from $45.6 million at June 30, 2010.  The increase was due primarily to retention of net income, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three- and twelve-month periods ended June 30, 2011, was $7.1 million and $23.8 million, respectively, increases of $2.9 million, or 69.2%, and $7.4 million, or 45.6%, respectively, as compared to the same periods of the prior fiscal year.  For both the three- and twelve-month periods, the increases reflected substantial improvement in the Company’s net interest rate spread, attributable primarily to the Acquisition, through which we obtained assets marked at a discounted fair value resulting in an effective yield on the acquired assets that is higher than the Company’s legacy earning assets.  For the three months ended June 30, 2011, our net interest rate spread was 4.10%, as compared to 3.02% for the same period of the prior fiscal year.  For the twelve months ended June 30, 2011, our net interest rate spread was 3.71%, as compared to 3.06% for the prior fiscal year.  Additionally, our growth initiatives, including the Acquisition, resulted in a 27.3% increase in the average balance of interest-earning assets (and a 25.5% increase in interest-bearing liabilities) in the three months ended June 30, 2011, compared to the same period a year ago, and a 21.7% increase in the average balance of interest-earning assets (and a 19.8% increase in interest-bearing liabilities) in the twelve months ended June 30, 2011, compared to the prior fiscal year.

The provision for loan losses for the three- and twelve-month periods ended June 30, 2011, was $273,000, and $2.4 million, respectively, as compared to $245,000 and $925,000 in the same periods of the prior fiscal year.  The provision for the current three- and twelve-month periods represents an annualized charge of 0.20% and 0.47% of average loans outstanding, respectively, as compared to 0.24% and 0.23%, respectively, for the same periods of the prior fiscal year.  The increase in fiscal 2011 as compared to fiscal 2010 was attributed to provisioning needed during the year to bring reserves to an appropriate level based on our continued analysis of the loan portfolio, and the current fiscal year’s growth in loan portfolio (including the Acquisition).

The Company’s noninterest income for the three- and twelve-month periods ended June 30, 2011, was $966,000 and $10.5 million, respectively, increases of $80,000, or 9.0%, and $7.4 million, or 239.4%, respectively as compared to $886,000 and $3.1 million, respectively, for the same periods of the prior fiscal year. The increase for the three-month period was attributed primarily to income generated from ATM and debit card network transactions and increased NSF activity, partially offset by lower secondary market loan sales.  The increase for the twelve-month period was primarily due to the bargain purchase gain of $7.0 million (pre-tax) recognized in the second quarter of fiscal 2011 as a result of the Acquisition.  Excluding the bargain purchase gain related to the Acquisition, the Company’s noninterest income for the twelve-month period ended June 30, 2011, would have been approximately $3.5 million, an increase of $411,000, or 13.3%, compared to the same period of the prior fiscal year.  That increase was attributable primarily to income generated from ATM and debit card network transactions, increased NSF activity and loan late fee collections, and was also partially offset by lower secondary market loan sales.

Noninterest expense for the three- and twelve-month periods ended June 30, 2011, was $3.8 million and $14.5 million, respectively, increases of $728,000, or 23.5%, and $2.1 million, or 17.1%, as compared to the same periods of the prior fiscal year.  The increase for the three-month period was attributed primarily to additional expenses necessary to operate new locations obtained in the Acquisition.  The increase for the twelve-month period was also attributed primarily to additional expenses necessary to operate new locations obtained in the Acquisition, as well as legal, data processing, and accounting charges related directly to the Acquisition.  The efficiency ratio for the three- and twelve-month periods ended June 30, 2011, was 47.6% and 42.2%, respectively, as compared to 61.2% and 63.6%, respectively, for the same periods of the prior fiscal year. For both periods, the improvement is due primarily to improvement in net interest income, which increased at a greater rate than noninterest expense.  For the twelve-month period, the significant increase in noninterest income (resulting primarily from the bargain purchase gain recorded on the Acquisition) also improved the reported efficiency ratio.

The income tax provision for the three- and twelve-month periods ended June 30, 2011, was $1.3 million and $6.0 million, respectively, increases of $806,000, or 151.6%, and $4.4 million, or 293.9%, respectively, as compared to the same periods of the prior fiscal year.  For both the three- and twelve-month periods, the increase was attributed primarily to higher pre-tax income, with the twelve-month period’s income increase primarily resulting from the bargain purchase gain resulting from the Acquisition.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	June 30, 2011	June 30, 2010

Total assets	$686,315,000	$552,084,000
Available-for-sale securities	63,327,000	66,965,000
Loans, net	556,576,000	418,683,000
Allowance for losses on loans	6,438,000	4,509,000
Non-performing assets	2,155,000	2,048,000
Deposits	560,151,000	422,893,000
FHLB advances	33,500,000	43,500,000
Securities sold under repurchase agreements	25,230,000	30,369,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	55,732,000	45,649,000

Equity to assets ratio	8.12%	8.27%
Allowance as a percentage of gross loans	1.14%	1.07%
Non-performing loans as a percentage of gross loans	0.09%	0.08%

Per common share:
Closing market price	$20.78	$15.01
Tangible book value per common share	21.19	16.62

	Three Months Ended June 30,		Twelve Months Ended June 30,
Selected Operating Data:	2011	2010	2011	2010

Net interest income	$7,092,000	$4,192,000	$23,763,000	$16,316,000
Provision for loan losses	273,000	245,000	2,385,000	925,000
Non-interest income	966,000	886,000	10,502,000	3,094,000
Non-interest expense	3,834,000	3,105,000	14,459,000	12,348,000
Income taxes	1,338,000	532,000	5,951,000	1,511,000
Net income	2,613,000	1,196,000	11,470,000	4,626,000
Effective dividend on preferred shares	128,000	128,000	512,000	510,000
Net income available to common shareholders	$2,485,000	$1,068,000	$10,958,000	$4,116,000

Per common share:
Basic net income available to common shareholders	$1.19	$.51	$5.25	$1.98
Diluted net income available to common shareholders	$1.15	$.51	$5.09	$1.95
Cash dividends	$.12	$.12	$.48	$.48

Average common shares outstanding	2,094,000	2,084,000	2,089,000	2,083,000
Average diluted common shares outstanding	2,167,000	2,106,000	2,151,000	2,105,000

Profitability Ratios:
Return on average assets	1.52%	.87%	1.81%	.88%
Return on average common equity	22.2%	11.9%	27.1%	11.8%

Net interest margin	4.29%	3.22%	3.92%	3.27%
Net interest spread	4.10%	3.02%	3.71%	3.06%

Efficiency Ratio	47.6%	61.2%	42.2%	63.6%

Forward Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Non-GAAP Financial Information:

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  These measures include net income available to common shareholders excluding bargain purchase gain and transaction expenses related to the Acquisition; net income available to common shareholders per diluted common share excluding bargain purchase gain and transaction expenses related to the Acquisition; net income excluding bargain purchase gain and transaction expenses related to the Acquisition; and noninterest income excluding bargain purchase gain related to the Acquisition. Management believes that showing these amounts excluding the bargain purchase gain and transaction expenses related to the Acquisition is useful for investors because it better reflects our core operating results.

The following table presents a reconciliation of the calculation of net income available to common shareholders excluding bargain purchase gain and transaction expenses related to the Acquisition:

For the twelve months ended June 30, 2011

Net income available to common shareholders	$10,958,000
Less: Impact of bargain purchase gain and transaction expenses related to the Acquisition, net of tax	4,100,000

Net income available to common shareholders excluding bargain purchase gain and transaction expenses related to the Acquisition	$6,858,000

The following table presents a reconciliation of the calculation of diluted earnings per share available to common shareholders excluding bargain purchase gain and transaction expenses related to the Acquisition:

For the twelve months ended June 30, 2011

Diluted earnings per share available to common stockholders	$5.09
Less: Impact of bargain purchase gain and transaction expenses related to the Acquisition, net of tax	1.90

Diluted earnings per share available to common stockholders excluding bargain purchase gain and transaction expenses related to the Acquisition	$3.19

The following table presents a reconciliation of the calculation of net income excluding bargain purchase gain and transaction expenses related to the Acquisition:

For the twelve months ended June 30, 2011

Net income	$11,470,000
Less: Impact of bargain purchase gain and transaction expenses related to the Acquisition, net of tax	4,100,000

Net income excluding bargain purchase gain and transaction expenses related to the Acquisition	$7,370,000

The following table presents a reconciliation of the calculation of noninterest income excluding bargain purchase gain related to the Acquisition:

For the twelve months ended June 30, 2011

Noninterest income	$10,502,000
Less: Impact of bargain purchase gain related to the Acquisition	6,997,000

Noninterest income excluding bargain purchase gain related to the Acquisition	$3,505,000

The non-GAAP disclosures contained herein should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.